Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Ron Arp, 360.601.2991

rarp@amplifygroup.com

Craig Froude Named CEO of CarePayment®

PORTLAND, Ore. – (May 29, 2012) – Long-time healthcare and technology executive Craig Froude has been named President and CEO of CarePayment Technologies, Inc., the public company that delivers an innovative patient loyalty and payment program that partners with hospitals to provide their patients with more flexibility to cover their out-of-pocket medical expenses.

Froude will be responsible for expanding and developing CarePayment® partnerships with leading hospitals nationwide that need new solutions to help address the rapidly growing burden of patient receivables. Due to higher deductibles and co-pays, the patient-responsible portion of healthcare expenses has nearly tripled since 2000. CarePayment® was formed in 2004 and is operational at more than 50 hospitals across the U.S., bringing financial relief to more than 750,000 patients who faced significant out-of-pocket medical expenses.

“CarePayment® is a revolutionary solution that is positioned for rapid growth as hospitals search for ways to improve patient satisfaction and financial performance while fully complying with today’s complex financial regulations,” said Froude. “We expect CarePayment® to serve millions more patients in the years ahead, as we introduce the program to more hospitals, further strengthen our product portfolio, and pursue technologies and systems that make it even easier for hospital partners and patients.”

Froude was founder and CEO of Portland-based WellMed, Inc., a market-leading company that created technology-enabled health management programs and benefit decision support solutions to large employers and health insurers. He raised more than $25 million of venture and strategic partner capital to fuel growth at WellMed, which later was honored as one of the Inc. Magazine “500 Fastest Growing Companies” nationwide. After the company was sold to WebMD in 2002, Mr. Froude ran WebMD Health Services, which achieved a 42 percent annualized growth rate with revenues reaching $95 million and a staff of more than 450.

Earlier in his career, Mr. Froude held senior sales and marketing positions with Creative Multimedia, and with Central Point Software which was acquired by Symantec. He has a degree in finance from Oregon State University, where he serves as an advisor to the OSU Austin Entrepreneurship Program. He sits on the Board of Directors of Portland, Ore.-based Pulse Health, LLC, a developer of biomarker measurement systems and 4-Tell, a provider of a SaaS personalized product recommendation solution, which works for websites, email, social media and mobile commerce to drive ecommerce revenue.

In addition to serving as President and CEO of CarePayment Technologies, Inc., Froude was named President of Aequitas Consumer Services and became a partner in Aequitas Capital Management, the alternative investment company that created and finances the CarePayment® program. Froude will lead the development and expansion of revolutionary revenue cycle management systems for institutions that support patients, students and other underserved consumer segments.

About CarePayment®

Established in 2004, CarePayment® helps patients pay their medical bills over 25 months or more at 0% APR through accounts that are issued by WebBank of Salt Lake City, Utah. The program, which includes a hospital-branded loyalty card, is an innovative approach that has proven to enhance the patient experience while simultaneously improving collection rates for the hospital. Many CarePayment® hospital partners experience a twofold impact to their bottom line; one from the reduction in bad debt and the other from additional revenue as a result of attracting new patients. For additional information, please call 800.316.4350 or visit www.carepayment.com.